News media contact:	Investor contact:
Jessica Roy Wright Express 207.523.6763	Steve Elder Wright Express 207.523.7769

Jessica_Roy@wrightexpress.com Steve_Elder@wrightexpress.com

Wright Express Expands Presence in Fuel Distributor Channel
with Acquisition of Pacific Pride

Leader in Fleet Payment Processing and Information Management Services
Acquires Largest U.S. Franchisee Network of Cardlock Fueling Providers

SOUTH PORTLAND, MAINE – March 3, 2008 – Wright Express Corporation (NYSE: WXS) today announced that it has completed the previously announced acquisition of certain assets of privately held Pacific Pride Services, Inc. With a total value of approximately $32 million, the transaction was financed through the Company’s existing credit facility.

Pacific Pride’s franchise network encompasses more than 330 independent fuel franchisees who issue their own Pacific Pride commercial fueling cards to fleet customers. These cards provide access to fuel at more than 1,000 Pacific Pride and strategic partner locations in the U.S. and Canada. Named last month by The Wall Street Journal as one of the nation’s top 25 “Franchise High Performers,” Pacific Pride delivers a broad range of support services to franchisees.

The Pacific Pride network of franchisee fueling sites processes approximately 32 million fleet card transactions annually and generates approximately 80% of its revenue from transaction fees. Wright Express expects the acquisition to be accretive to non-GAAP earnings in the first 12 months of combined operations and to have no impact on the Company’s margins.

“Pacific Pride offers compelling benefits to distributors and the fleets they serve, making it an outstanding strategic addition to our core business,” said Wright Express President and Chief Executive Officer Michael Dubyak. “In addition, the distributors in Pacific Pride’s franchise network represent a cross-selling opportunity for our new TelaPoint business. With products from both TelaPoint and Pacific Pride, we can provide fuel distributors with a comprehensive solution that spans everything from management of fuel inventory at their bulk and retail sites to payment processing and purchasing controls for their fleet customers. Adding these new dimensions to the Wright Express value proposition should accelerate our strategic distributor initiatives and our growth in the small-fleet market.”

About Wright Express

Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for approximately 300,000 commercial and government fleets containing 4.5 million vehicles. The Company markets its payment processing services directly and is an outsourcing provider for more than 125 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 675 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit wrightexpress.com.

This press release contains forward-looking statements, including statements regarding: expectations concerning the accretive nature of the acquisition and its impact on our margins; and beliefs with respect to the strategic fit of Pacific Pride Services, Inc.; and the benefits that will accrue to the Company from this acquisition.  These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially.  These risks and uncertainties include: achievement of the expected benefits of the acquisition of Pacific Pride Services, Inc.; volatility in fuel prices; first-quarter and full-year 2008 fueling patterns; the effect of the Company’s fuel-price-related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; potential corporate transactions including alliances, mergers, acquisitions and divestitures; changes in interest rates and the other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on February 28, 2008, and the Company’s other periodic and current reports.  Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.

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